Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLORADO

Case No. 08-CV-2102-REB-MJW

(Consolidated with Civil Action Nos. 08-CV-02467-REB-MJW and

09-cv-00161-REB-MJW)

DOUGLAS A. KOPP, derivatively on behalf of Nominal Defendant

The Spectranetics Corporation,

Plaintiff,

v.

EMILE J. GEISENHEIMER,

DAVID G. BLACKBURN,

R. JOHN FLETCHER,

MARTIN T. HART,

JOSEPH M. RUGGIO, M.D.,

JOHN G. SCHULTE, and

CRAIG M. WALKER, M.D.

Defendants,

And

THE SPECTRANETICS CORPORATION,

Nominal Defendant.

STIPULATION OF SETTLEMENT

This Stipulation of Settlement (the “Stipulation”), dated as of September 10, 2010, is made and entered into by and among the following parties, by and through their respective counsel of record:  (1) the Settling Derivative Plaintiffs (as defined below), on behalf of themselves and derivatively on behalf of The Spectranetics Corporation (“Spectranetics” or the “Company,” as defined below); (2)  the Settling Derivative Defendants (as defined below); and (3) Spectranetics (collectively, and as defined below, the “Settling Derivative Parties”).  The Settlement set forth in this Stipulation (the “Settlement”) is intended by the Settling Derivative Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined below) against the Released Derivative Parties (as defined below), upon and subject to the terms and conditions hereof and subject to the approval of the U.S. District Court for the District of Colorado (the “Federal Court”) pursuant to Rule 23.1 of the Federal Rules of Civil Procedure.

I.                                         THE DERIVATIVE ACTIONS AND RELATED LITIGATION

1.                                      Background

Spectranetics develops, manufactures, markets, and distributes single-use fiber-optic laser catheters for use in minimally invasive surgical procedures to clear blocked arteries within the body.  It has a range of laser catheters that are used to treat peripheral arterial disease (“PAD”) by removing stenoses and occlusions in the legs both above and below the knee.  Spectranetics also has a range of laser catheters used to clear blockages in and around the heart.

On September 4, 2008, the FDA and the U.S. Immigration and Customs Enforcement (“ICE”) executed a search warrant on Spectranetics.  The search warrant requested information in four areas related to potential violations of FDA and immigration rules and regulations including (i) the promotion, use, testing, marketing and sales regarding certain of the Company’s products for the treatment of in-stent restenosis, payments made to medical personnel and an identified institution for this application, (ii) the promotion, use, testing, experimentation, delivery, marketing and sales of catheter guidewires and balloon catheters manufactured by certain third parties outside of the United States, (iii) two post-market studies completed during the period from 2002 to 2005 and payments to medical personnel in connection with those studies and (iv) compensation packages for certain of the Company’s personnel.

On December 29, 2009, the Company announced that it had reached a resolution with the United States Department of Justice (DOJ) and the Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services regarding the federal investigation which had commenced on September 4, 2008.  As part of the resolution, in December 2009, the Company entered into a Non-Prosecution Agreement with the DOJ, a civil Settlement Agreement with the DOJ and the OIG, and a five-year Corporate Integrity Agreement with the OIG.  There were no criminal charges brought against the Company.  As part of the Settlement Agreement, the Company also expressly denied the contentions of the United States, except those specifically included in the Non-Prosecution Agreement, and there was no admission of wrongdoing by the Company.

2.                                      The Derivative Actions

On or after September 29, 2008, two shareholder derivative actions were filed in Federal Court, entitled Douglas A. Kopp v. Emile J. Geisenheimer, et al., Civil Case No. 08-cv-02102-REB-MJW, and Peter Y. Kiama v. John Schulte, et al., Civil Case No. 08-cv-02467-REB-CBS (the “Federal Actions”).  On November 24, 2009, the Federal Court issued an order consolidating the Federal Actions and appointing Federman & Sherwood as Lead Counsel and Bader & Associates as Liaison Counsel.

On January 13, 2009, a shareholder derivative action was filed in the District Court, El Paso County, Colorado (the “State Court”), entitled Martin and Violet Clarke v. John Schulte, et al., Case No. 2009-CV-567 (the “State Action”).  On January 27, 2009, the State Action was removed from the State Court to the Federal Court and entitled Martin and Violet Clarke v. John Schulte, et al., Civil Case No. 09-cv-00161-PAB-MJW (the “Clarke Action”).  On February 6, 2009, the Federal Court issued an order consolidating the Clarke Action with the Federal Actions (collectively, the “Derivative Actions”) under the caption Douglas A. Kopp v. Emile J. Geisenheimer, et al., Civil Case No. 08-cv-02102-REB-MJW.

The Complaints in the Derivative Actions named as Defendants the following former and/or current officers and members of the Board of Directors (the “Board”) of Spectranetics:  Emile J. Geisenheimer, David G. Blackburn, R. John Fletcher, Martin T. Hart, Joseph M. Ruggio, M.D., John G. Schulte, Guy Childs and Craig M. Walker, M.D. (collectively, the “Individual Defendants”).  The Complaints also named Spectranetics as Nominal Defendant.  Generally, the Complaints in the Derivative Actions alleged that

Individual Defendants breached fiduciary duties owed to Spectranetics and its shareholders by, inter alia, (1) causing or allowing the Company to disseminate to the market materially misleading and inaccurate information through public statements and disclosures; (2) placing their own personal interests above the Company’s; (3) failing to prevent the Company and its officers and directors from committing actions which would, and did, injure the Company; and/or (4) failing to establish and maintain adequate accounting and internal controls at the Company.

Pursuant to Spectranetics’ unopposed request, all formal proceedings in the Derivative Actions were stayed pending resolution of the Motions to Dismiss in the Class Action (as defined below) though the parties participated in five status conferences with the Court during the pendency of the Derivative Actions.

3.                                      The Class Action

On or after September 23, 2008, six federal securities class action complaints, including Hancook v. Spectranetics Corp., 08-cv-02048-REB-KLM, were filed against Spectranetics and various other defendants, including John G. Schulte, Guy A. Childs, Emile J. Geisenheimer, Jonathan W. McGuire, Donald Fletcher, and Craig M. Walker, M.D.  These cases alleged class periods either between April 19, 2007 and September 4, 2008 or April 26, 2005 and September 4, 2008.  Pursuant to a Court Order dated January 16, 2009, these complaints were consolidated in the Federal Court and captioned In re Spectranetics Corporation Securities Litigation, Civil Case No. 08-cv-02048-REB-KLM (the “Class Action”).

By Order dated June 15, 2009, the Federal Court appointed the Spectranetics Investor Group — comprised of Genesee County Employees’ Retirement System, the Wayne County Employees’ Retirement System, and Peter J. Tortora — as Lead Plaintiff (hereinafter, “Class Action Plaintiff”), appointed Labaton Sucharow LLP and Brower Piven as Co-Lead Counsel, and appointed The Shuman Law Firm as Liaison Counsel.

The Class Action Plaintiff filed a Consolidated Class Action Complaint (the “Class Action Complaint”) on August 4, 2009.  The Class Action Complaint asserted claims against Spectranetics and various individual defendants (collectively, the “Class Action Defendants”) for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.  The Class Action Complaint sought recovery for purchasers of Spectranetics common stock during the period between March 16, 2007 and September 4, 2008, inclusive.  On September 18, 2009, Spectranetics and the other defendants to the Class Action filed a Motion to Dismiss the Class Action Complaint, which the Class Action Plaintiff opposed.

The Class Action Plaintiff sought and received permission from the Federal Court to file a Supplemental Class Action Complaint on February 10, 2010.  On March 12, 2010, Spectranetics and the other defendants to the Class Action filed a Supplemental Motion to Dismiss the Supplemental Class Action Complaint, which the Class Action Plaintiff opposed.

The settlement of the Class Action (as described below) has obviated the need for any hearing or ruling on any Motion to Dismiss.

4.                                      Settlement Negotiations and Mediation

Shortly after counsel for the Class Action Plaintiff and Class Action Defendants began to discuss the possible settlement of the Class Action in January 2010, counsel for the Settling Derivative Parties began a dialogue regarding the possible settlement of the Derivative Actions.  During the course of this dialogue the Settling Derivative Parties exchanged certain non-public information with each other.  Thereafter, on March 25, 2010, the Settling Derivative Parties participated in a joint mediation session (the “Mediation”) with the Settling Class Action Parties.  The Honorable Nicholas H. Politan (Ret.) (“Judge Politan” or the “Mediator”) presided over this joint Mediation, which occurred after extensive briefing of Judge Politan by the Settling Class Action Parties and the Settling Derivative Parties.  At the Mediation, there were discussions with Judge Politan concerning, inter alia, the respective claims and defenses, expert damages analyses, legal analyses, the discovery and motion practice conducted and expected to be conducted in the Class Action and the Derivative Actions, the evidence expected to be offered by the parties at trial, and other important factual and legal issues and matters relating to the merits of the Class Action and the Derivative Actions.

The Settling Derivative Parties did not reach a settlement at the March 2010 Mediation, but through subsequent negotiations and conferences, including additional discussions with Judge Politan, the Settling Derivative Plaintiffs and the Settling Derivative Defendants were able to reach an agreement in principle providing for the settlement of the Derivative Actions. The Class Action Plaintiff and the Class Action Defendants also were able to reach an agreement in principle providing for the settlement of the Class Action, the substance of which is reflected in a Stipulation of

Settlement for the Class Action.  Concurrent with the submission of this Stipulation, the Settling Class Action Parties will submit their Stipulation of Settlement for the Class Action to the Court, dated as of September 7, 2010, and attached hereto as Exhibit B (without exhibits).

5.                                      Discovery, Investigation, and Research Conducted by Settling Derivative Plaintiffs

Derivative Plaintiffs’ Counsel (as defined below) have conducted a thorough investigation of the facts and legal issues associated with the prosecution and Settlement of the Derivative Actions.  This discovery and investigation has included, inter alia, (1) a comprehensive review of the Company’s public filings, annual reports, and other public statements; (2) the review of certain non-public information; (3) preparing a mediation brief; (4) attending the formal Mediation and participating in numerous additional discussions with the Mediator and counsel for the Settling Derivative Defendants; (5) researching corporate governance issues; and (6) research into the applicable law with respect to the claims asserted in the Derivative Actions and the potential defenses thereto.

II.                                     CLAIMS OF THE SETTLING DERIVATIVE PLAINTIFFS AND BENEFITS OF SETTLEMENT

The Settling Derivative Plaintiffs believe that the claims asserted in the Derivative Actions have merit and that the evidence developed to date in the Derivative Actions supports the claims asserted.  The Settling Derivative Plaintiffs assert and believe that the Board breached fiduciary duties owed to Spectranetics and its shareholders by, inter alia, causing or allowing the Company to disseminate to the market materially misleading and inaccurate information through public statements and disclosures; placing their own personal interests above the Company’s; failing to prevent the Company and its officers and directors from committing actions which would, and did, injure the Company; and/or failing to establish and maintain adequate accounting and internal controls at the Company.

However, the Settling Derivative Plaintiffs recognize and acknowledge the expense and length of continued proceedings, trial and appeals.  The Settling Derivative Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Derivative Actions, as the Settling Derivative Plaintiffs are also mindful of the inherent problems of proof under and possible defenses to the claims asserted in the Derivative Actions, including the defenses asserted by the Settling Derivative Defendants during the litigation, in settlement negotiations, and in the mediation proceedings.

In light of the foregoing, the Settling Derivative Plaintiffs believe that the Settlement set forth in this Stipulation confers substantial benefits upon Spectranetics and Current Spectranetics Shareholders.  Based on their evaluation, and their substantial experience in this area of the law, Derivative Plaintiffs’ Counsel has determined that the Settlement set forth in the Stipulation is in the best interests of the Settling Derivative Plaintiffs, Spectranetics and Current Spectranetics Shareholders.

III.                                 SETTLING DERIVATIVE DEFENDANTS’ STATEMENT AND DENIALS OF WRONGDOING AND LIABILITY

The Settling Derivative Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Settling Derivative Plaintiffs in the

Derivative Actions.  The Settling Derivative Defendants assert that their conduct was proper and that there was no breach of fiduciary or other duties, deny any liability or wrongdoing whatsoever, including, but not limited to, each of the allegations asserted in the Derivative Actions and assert that the Derivative Actions are subject to a number of procedural defenses.  Settling Derivative Defendants have further asserted, and continue to assert, that at all relevant times, they acted in good faith, and in a manner they reasonably believed to be in the best interests of Spectranetics and its shareholders.

Nonetheless, the Settling Derivative Defendants have concluded that further conduct of the Derivative Actions would be protracted and expensive, and that it is desirable that the Derivative Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation in order to limit further expense, inconvenience and distraction, to dispose of the burden of protracted litigation, and (on the part of the Settling Derivative Defendants) to permit the operation of the Company’s business without further distraction and diversion of the Company’s executive personnel with respect to matters at issue in the Derivative Actions.  The Settling Derivative Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this litigation.

The Settling Derivative Defendants have, therefore, determined that it is desirable and beneficial to them that the Derivative Actions be settled in the manner and upon the terms and conditions set forth in this Stipulation.  The Settling Derivative Defendants enter into this Stipulation and Settlement without in any way admitting to or acknowledging any fault, liability, or wrongdoing of any kind.  There has been no adverse determination by any court against any of the Settling Derivative Defendants on the merits of the claims asserted by the Settling Derivative Plaintiffs.  Neither this Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by any of the Settling Derivative Defendants of the merit or truth of any of the allegations or wrongdoing of any kind on the part of any of the Settling Derivative Defendants.  The Settling Derivative Defendants enter into this Stipulation and Settlement based upon, among other things, the Settling Parties’ agreement herein that, to the fullest extent permitted by law, neither the Settlement nor any of the terms or provisions of this Stipulation or of a Memorandum of Understanding entered into between Derivative Plaintiffs’ Counsel, counsel for Spectranetics, and counsel for David G. Blackburn, Guy A. Childs, R. John Fletcher, Emile J. Geisenheimer, Martin T. Hart, Joseph M. Ruggio, M.D., and Craig M. Walker, M.D. on June 18, 2010 (the “MOU”), nor any of the negotiations or proceedings connected therewith, shall be offered as evidence in the Derivative Actions or in any pending or future civil, criminal, or administrative action or other proceeding to establish any liability or admission by any of the Settling Derivative Defendants, or to any of their respective Related Entities, or any other matter adverse to any of the Settling Derivative Defendants, or any of their respective Related Entities, except as expressly set forth herein.  The Settling Derivative Defendants have determined that the Settlement set forth in the Stipulation is in the best interests of Spectranetics and Current Spectranetics Shareholders.

IV.                                TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Settling Derivative Plaintiffs and the Settling Derivative Defendants, by and through their respective counsel of record, that, subject to the approval of the Court, the Derivative Actions and the Released Claims shall be finally and fully compromised, settled, and released, and the Derivative Actions shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation, as follows:

1.                                        Definitions

As used in the Stipulation the following terms have the meanings specified below:

1.1                                 “Class Action Settlement Cash” shall mean the principal amount of $8.5 million in cash to be paid for and on behalf of the Settling Class Action Defendants pursuant to the settlement of the Class Action.

1.2                                 “Company” or “Spectranetics” shall mean Nominal Defendant The Spectranetics Corporation, a Delaware corporation, and all of its predecessors, successors, present and former parents, subsidiaries, divisions, and related or affiliated entities.

1.3                                 “Current Spectranetics Shareholders” shall mean all record and or beneficial owners of Spectranetics common stock as of the date of this Stipulation.

1.4                                 “Derivative Plaintiffs’ Counsel” shall mean Lead Counsel Federman & Sherwood.

1.5                                 “Effective Date” shall mean the first date by which all of the events and conditions specified in Section IV, ¶ 6.2(a)-(e) of this Stipulation have been met and have occurred.

1.6                                 “Final” shall mean, with respect to the Judgment, that one of the following events has occurred:  (1) the time for appealing the Judgment has expired; (2) following a final affirmance on appeal of the Judgment, the time to seek further discretionary review (including, without limitation, from the United States Supreme Court) has expired, or if discretionary review is allowed, such discretionary review proceedings are subsequently dismissed with prejudice or the Judgment is finally affirmed on discretionary review; or (3) following a final dismissal of an appeal from the Judgment, the time to seek further discretionary review (including, without limitation, from the United States Supreme Court) has expired, or if discretionary review is allowed, such discretionary review proceedings are subsequently dismissed with prejudice or the dismissal being challenged is itself finally affirmed on discretionary review.  Any proceeding or order, or any appeal or appeal for a writ of certiorari pertaining solely to any application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

1.7                                 “Insurers” shall mean U.S. Specialty Insurance Company, Hudson Insurance Company, and Carolina Casualty Insurance Company.

1.8                                 “Judgment” shall mean the judgment to be rendered by the Court dismissing the Derivative Actions with prejudice as to all of the Settling Derivative Defendants, substantially in the form and content attached hereto as Exhibit D.

1.9                                 “Person” shall mean an individual, corporation (including all divisions and subsidiaries), limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, and assigns.

1.10                           “Released Claims” shall collectively mean all claims (including “Unknown Claims” as defined in ¶ 1.18 below), debts, demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether in contract, tort, equity or otherwise, whether or not concealed or hidden, asserted or that might have been asserted in this or any other forum or proceeding, including, without limitation, claims for negligence, negligent supervision, gross negligence, indemnification, breach of duty of care and/or breach of duty of loyalty, fraud, misrepresentation, breach of fiduciary duty, negligent misrepresentation, unfair competition, insider trading, professional negligence, mismanagement, corporate waste, breach of contract, or violations of any state or federal statutes, rules or regulations, including but not limited to any claims that arise from or relate to the matters or occurrences that were or could have been alleged in the Derivative Actions, or any claims related to the public disclosures or the transactions referenced therein, however described, through and including the period of time from the alleged date of the commencement of the class period (as set forth in the Class Action Settlement) until the date of the execution of this Stipulation by Settling Derivative Plaintiffs against the

Released Derivative Parties (as defined in ¶ 1.11 below) which have been or could have been alleged in any of the Derivative Actions up through and including the date of this Stipulation is signed.

1.11                           “Released Derivative Parties” means each and every one of the Settling Derivative Defendants and, whether or not identified in any Complaint filed in the Derivative Actions, each and all of Spectranetics’ and every Settling Derivative Defendant’s past and present directors, officers and employees, controlling stockholders, partners, members, affiliates, principals, agents, representatives, stockholders, predecessors, successors, parents, subsidiaries, divisions, joint ventures, attorneys, investment bankers, commercial bankers, underwriters, financial or investment advisors, advisors, consultants, accountants, insurers, co-insurers and reinsurers, assigns, spouses, heirs, assigns, executors, personal representatives, marital communities, associates, related or affiliated entities, general or limited partners or partnerships, limited liability companies, member firms, estates, administrators, or any members of their immediate families, or any trusts for which any of them are trustees, settlers or beneficiaries, or any persons or other entities in which Spectranetics and/or any Settling Derivative Defendant has a controlling interest or which is related to or affiliated with Spectranetics and/or any Settling Derivative Defendant, and any other representatives of any of these persons or other entities, whether or not any such Released Derivative Parties were named, served with process or appeared in the Derivative Actions.

1.12                           “Settling Class Action Defendants” shall mean Spectranetics, Guy A. Childs, Emile J. Geisenheimer, Jonathan W. McGuire, John G. Schulte, and Craig M. Walker, M.D.

1.13                           “Settling Class Action Parties” shall mean Settling Class Action Plaintiff and Settling Class Action Defendants.

1.14                           “Settling Class Action Plaintiff” shall mean Class Action Plaintiff The Spectranetics Investor Group, comprised of Genesee County Employees’ Retirement System, the Wayne County Employees’ Retirement System, and Peter J. Tortora.

1.15                           “Settling Derivative Defendants” shall mean David G. Blackburn, Guy A. Childs, R. John Fletcher, Emile J. Geisenheimer, Martin T. Hart, Joseph M. Ruggio, M.D., John G. Schulte, and Craig M. Walker, M.D. and nominal defendant Spectranetics.

1.16                           “Settling Derivative Parties” shall mean Settling Derivative Defendants and Settling Derivative Plaintiffs.

1.17                           “Settling Derivative Plaintiffs” shall mean Douglas A. Kopp, Peter Y. Kiama, and Martin and Violet Clarke, on behalf of themselves and derivatively on behalf of Spectranetics.

1.18                           “Unknown Claims” shall mean any Released Claims which the Settling Derivative Plaintiffs do not know or suspect to exist in his, her or its favor at the time of the release of the Released Derivative Parties which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Derivative Parties, or might have affected his, her or its decision not to object to, or opt out of, this

Settlement.  With respect to any and all Released Claims, the Settling Derivative Parties stipulate and agree that, upon the Effective Date, the Settling Derivative Plaintiffs expressly waive and relinquish, and by operation of the Judgment shall have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Settling Derivative Plaintiffs expressly waive, and upon the Effective Date and by operation of the Judgment shall have waived any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code.  The Settling Derivative Plaintiffs may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each of them hereby stipulate and agree that the Settling Derivative Plaintiffs do settle and release, upon the Effective Date and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.  The Settling Derivative Parties acknowledge that the foregoing waiver was bargained for and a key element of the Settlement of which this release is a part.

2.                                        The Settlement Consideration

2.1                                 In full and final settlement of all claims asserted or referred to in the Derivative Actions, and all claims that have been or could be asserted against the Settling Derivative Defendants in the Derivative Actions, Spectranetics has agreed to substantially strengthen the Company’s internal controls, processes and procedures through the adoption of a new set of corporate governance principles, which are attached hereto as Exhibit A.

2.2                                 In addition to the substantial corporate governance changes and releases obtained, as a result of the initiation and prosecution of the Derivative Actions, participation in the Mediation, and the subsequent settlement of the Derivative Actions, the Settling Derivative Plaintiffs have helped to confer substantial financial benefits upon Spectranetics and Current Spectranetics Shareholders by helping to preserve funds from the Company’s Insurers for payment of defense costs that otherwise may have been borne by the Company and by helping to identify a number of corporate governance changes that the Company has agreed to undertake.

2.3                                 Spectranetics and the Board are satisfied that the foregoing constitutes reasonably equivalent value for the dismissal of the Derivative Actions with prejudice and the release of the Released Claims, and is a fair, reasonable and adequate resolution of the Derivative Actions and the Released Claims on the Company’s behalf and is in the best interests of the Company and Current Spectranetics Shareholders.

3.                                        Notice Order And Settlement Hearing

3.1                                 Promptly after execution of this Stipulation, but in no event later than ten (10) days after the Stipulation is signed (unless such time is extended by the written agreement of counsel for the Settling Derivative Plaintiffs and counsel for the Settling Derivative Defendants), the Settling Derivative Parties shall submit this Stipulation together with its Exhibits to the Court and shall jointly apply for entry of an order (the “Notice Order”), substantially in the form and content of Exhibit C hereto, requesting preliminary approval of the Settlement set forth in this Stipulation and approval for Spectranetics to provide notice of the Settlement to Current Spectranetics Shareholders by filing a “Current Report” on Form 8-K with the United States Securities & Exchange Commission (the “SEC”) that includes a copy of the Notice substantially in the form and content of Exhibit C-1 hereto and including a Notice similar to the Form 8-K on the Company’s website, where it shall remain posted for at least thirty (30) days.  The Settling Derivative Parties agree, and the proposed Notice Order shall provide, that the filing of a Form 8-K and posting notice on the Company’s website shall constitute adequate notice of this Settlement pursuant to applicable law and due process.

3.2                                 The Settling Derivative Parties shall request that, after notice is given, the Court hold a final settlement hearing (the “Settlement Hearing”) and finally approve this Settlement as set forth herein.  If approval is granted, the Settling Derivative Parties agree that the Derivative Actions will be dismissed with prejudice as to all Settling

Derivative Defendants pursuant to a stipulated Judgment, substantially in the form and content of Exhibit D.

3.3                                 In the event that the Court orders notice beyond that described above and in the proposed Notice Order attached as Exhibit C-1, the costs of such notice will be borne by the Settling Derivative Defendants.

4.                                        Releases

4.1                                 Upon the Effective Date, except as set forth in ¶ 4.3 below, the Settling Derivative Plaintiffs (on their own behalf and derivatively on behalf of Spectranetics)  and all Current Spectranetics Shareholders shall release, relinquish and discharge, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Released Derivative Parties from all Released Claims (including “Unknown Claims”), and from all claims (including “Unknown Claims”), arising out of, relating to, or in connection with the defense, or resolution of the Derivative Actions or the Released Claims.  Claims for violation of this Stipulation (including any exhibits) are preserved.

4.2                                 Upon the Effective Date, each of the Settling Derivative Defendants and/or their Insurers shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged the Settling Derivative Plaintiffs and Derivative Plaintiffs’ Counsel from the filing and prosecution of any lawsuit or claim by the Settling Derivative Defendants based on any claims (including “Unknown Claims”) alleged or which could have been alleged in the Derivative Actions against the Settling Derivative Plaintiffs or Derivative Plaintiffs’ Counsel arising out of, relating to, or in connection with the commencement, prosecution, assertion or resolution of the Derivative Actions or the Released Claims.  Claims for violation of this Stipulation (including any exhibits) are preserved.

4.3                             For the avoidance of doubt, nothing contained herein shall affect the direct claims between or among Spectranetics and the Settling Derivative Defendants (as opposed to derivative claims brought on behalf of Spectranetics by a Spectranetics stockholder) as they currently exist including, by way of example, claims under any applicable indemnity agreement or undertaking agreement or claims for breach of fiduciary duty, wrongful termination, breach of contract, tortious interference with contract, or infliction of emotional distress.  Nothing in the Stipulation nor the fact that the Stipulation has been executed shall be construed as an admission or concession by any party regarding the proper interpretation of any applicable indemnity agreement.

4.4                                 Except as otherwise expressly provided for in this Stipulation, by Delaware law, or in any applicable indemnity agreement, undertaking agreement, bylaw provision or certificate of incorporation provision, the Settling Derivative Parties shall each bear their own respective attorneys’ fees, expenses and costs incurred in connection with the conduct and settlement of the Derivative Actions, and the preparation, implementation and performance of the terms of this Stipulation.

4.5                                 Pending final determination of whether the Settlement should be approved, all proceedings and all further activity between the Settling Derivative Parties regarding or directed toward the Derivative Actions, save for those activities and proceedings relating to this Stipulation and the Settlement, shall be stayed.

4.6                                 Pending final determination of whether the Settlement should be approved, neither the Settling Derivative Plaintiffs or Spectranetics, nor any of the Current Spectranetics Shareholders shall commence, maintain or prosecute against the Settling Derivative Defendants or any other Released Derivative Parties, or any of them, any action or proceeding any court or tribunal asserting any of the Released Claims.

5.                                      Derivative Plaintiffs’ Counsel’s Attorneys’ Fees And Reimbursement Of Costs and Expenses

5.1                                 The Company recognizes and agrees that the actions taken or to be taken in response to the Derivative Claims, including the new set of corporate governance principles set forth in Exhibit A, have conferred substantial benefits on the Company and Current Spectranetics Shareholders, and that Derivative Plaintiffs’ Counsel therefore should be entitled to a fee.

5.2                                 The Settling Derivative Parties have agreed that the Settling Derivative Defendants’ Insurers shall pay $350,000 to Derivative Plaintiffs’ Counsel, subject to Court approval, to cover all attorneys’ fees, costs and expenses of all counsel to the Settling Derivative Plaintiffs, including the fees of experts and consultants (the “Fee Award”).  Spectranetics and the Settling Derivative Defendants shall not otherwise be liable for any fees or costs incurred by, claimed by or awarded to Derivative Plaintiffs’ Counsel.

5.3                                 The Fee Award shall be funded within twenty (20) business days of the later of: (1) a Court order preliminarily awarding such attorneys’ fees, costs and expenses and Court order preliminarily approving the Settlement of the Class Action; (2) Spectranetics receipt of a W-9 from the payee to whom the Fee Award shall be paid;

and (3) Spectranetics receipt of wire transfer information from the payee to whom the Fee Award shall be paid.  The Fee Award shall be paid initially to an Escrow Account established by Derivative Plaintiffs’ Counsel and shall be immediately released to Derivate Plaintiffs’ Counsel upon entry of the Judgment by the Court even if appeals are taken from the Fee Award.  In the event that this Stipulation and the Settlement set forth herein do not become Final for any reason, or the Judgment or the Order making the Fee Award is reversed or modified on appeal, and in the event that the Fee Award has been paid to any extent, then Derivative Plaintiffs’ Counsel shall within five (5) business days from the event which precludes the Effective Date from occurring, or such reversal or modification, refund the fees, expenses, and costs previously paid to them in connection with payment of the Fee Award.  Such refund shall be a joint obligation of the Derivative Plaintiffs’ Counsel.  Derivative Plaintiffs’ Counsel, as a condition of receiving such attorneys’ fees, costs and expenses, on behalf of themselves and each partner and/or shareholder of them, agree that the law firms and their partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing this ¶ 5.3 of this Stipulation.  Without limitation, Derivative Plaintiffs’ Counsel’s law firms and their partners and/or shareholders agree that the Court may, upon application of Settling Derivative Defendants, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt against it should Derivative Plaintiffs’ Counsel fail timely to repay any portion of the Fee Award previously paid to them.

5.4                                 Based on the benefits that Derivative Plaintiffs’ Counsel believes that Derivative Plaintiffs have achieved through their prosecution of the Derivative Actions, Derivative Plaintiffs’ Counsel intends to seek Court approval for an award in the amount of up to $7,000.00 (the “Special Award”) for the Derivative Plaintiffs, to be allocated by Derivative Plaintiffs’ Counsel.  Neither Spectranetics nor the Settling Derivative Defendants shall object to the request for Court approval of the Special Award.  The Special Award shall be paid out of the Fee Award to the extent that the Special Award is approved by the Court, in whole or in part.

5.5                                 Neither Spectranetics nor the Released Derivative Parties shall have any responsibility for, and no liability whatsoever with respect to, payment of the Fee Award or any other award of attorneys’ fees, costs and expenses to Derivative Plaintiffs’ Counsel, or to any other Person who may assert some claim thereto, except as provided herein.

5.6                                 The procedure for and the allowance or disallowance by the Court of the Fee Award is not part of the Settlement, and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement.  Any order or proceedings relating to the Fee Award, or any appeal from any order relating thereto, shall not operate to terminate or cancel this Stipulation, or affect or delay the finality of the Judgment approving this Stipulation and the Settlement of the Derivative Actions set forth herein.

5.7                                 Derivative Plaintiffs’ Counsel shall be solely responsible for the allocation among Derivative Plaintiff’s Counsel, and/or any other Person who may assert some claim thereto, of any portion of the Fee Award or any other award of attorneys’ fees, costs and expenses.  Neither Spectranetics nor the Released Derivative Parties shall have any responsibility for, and no liability whatsoever with respect to, any such allocation whatsoever.  Any dispute among Derivative Plaintiffs’ Counsel concerning the allocation of the Fee Award or any other award of attorneys’ fees, costs and expenses shall not operate to terminate or cancel this Stipulation, or affect or delay the finality of the Judgment approving this Stipulation and the Settlement set forth herein.

6.                                      Conditions Of Settlement, Effect Of Disapproval, Cancellation Or Termination

6.1                                 The Settlement shall be terminated in the event that any of the following occurs:  (1) any of the conditions set forth in ¶ 6.2 below is not satisfied; (2) the Settlement does not become Final for any reason; (3) failure on the part of any of the Settling Derivative Parties to abide, in any material respect, with the terms of this Stipulation.

6.2                                 Unless otherwise agreed to in writing, this Stipulation shall be terminated in the event that any of the following conditions is not met:

(a)                                  The Court has entered the Notice Order, as required by ¶ 3.1 and ¶ 3.2, above;

(b)                                 Preliminary and final approval of this Stipulation, independent of the determination of the Fee Award;

(c)                                  Upon final approval of the Settlement, the Derivative Actions are dismissed with prejudice as to all Settling Derivative Defendants pursuant to a stipulated Judgment, substantially in the form and content of Exhibit B;

(d)                                 The Judgment has become Final;

(e)                                  That this Settlement is not otherwise terminated pursuant to the terms set forth in this Stipulation;

6.3                                 In the event that this Stipulation is not approved by the Court or the Settlement set forth in this Stipulation is terminated or fails to become effective in accordance with its terms, this Stipulation and all negotiations and proceedings relating hereto shall be without prejudice to any or all Settling Derivative Parties who shall be restored to their respective positions in the Derivative Actions as of September 10, 2010.  In such event, the terms and provisions of this Stipulation, with the exception of ¶¶ 1.1-1.18, 4.3, 5.3, 5.4, 5.5, 6.1-6.5, 7.2, 7.3, 7.4, 7.6 and 7.7 herein, shall have no further force and effect with respect to the Settling Derivative Parties and shall not be used in the Derivative Actions or in any other proceeding for any purpose and any Judgment or Order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc.

6.4                                 In the event this Stipulation shall be cancelled as set forth in ¶ 6.1 above, the Settling Derivative Plaintiffs and Settling Derivative Defendants shall, within two weeks of such cancellation, jointly request a status conference with the Court to be held on the Court’s first available date.  At such status conference, the Settling Derivative Plaintiffs and Settling Derivative Defendants shall ask the Court’s assistance in scheduling continued proceedings in the Derivative Actions as between them.  Pending such status conference or the expiration of sixty (60) days from the Settling Derivative Plaintiffs’ and Settling Derivative Defendants’ joint request for a status conference, whichever occurs first, none of the Settling Derivative Parties shall file or serve any further motions or discovery requests on any of the other Settling Derivative Parties in connection with the Derivative Actions, nor shall any response be due by any Settling Derivative Party to any outstanding pleading by any other Settling Derivative Party.

6.5                                 Neither a modification nor a reversal on appeal of the Fee Award by the Court to any of the Derivative Plaintiffs’ Counsel shall constitute a condition to the Effective Date or grounds for cancellation and termination of this Stipulation.

7.                                      Miscellaneous Provisions

7.1                                 The Settling Derivative Parties (a) acknowledge that it is their intent to consummate this Settlement and Stipulation; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.  For the avoidance of doubt, the finality of the Settlement of the Derivative Actions is not conditioned upon approval of the settlement of the Class Action, and the Effective Date in the Derivative Actions is not conditioned upon final approval of settlement of the Class Action.

7.2                                 The Settling Derivative Parties intend the Settlement to be a final and complete resolution of all disputes among them with respect to the Derivative Actions.  The Settling Derivative Defendants have denied, and continue to deny, any and all allegations contained in the Derivative Actions, and they are entering into the Settlement in order to eliminate the burden, expense, and uncertainties of further litigation.  The Settlement comprises claims that are contested and shall not be deemed an admission by any Settling Derivative Party as to the merits of any claim or defense.  While the Settling Derivative Defendants deny that the claims advanced in the Derivative Actions were meritorious, the Settling Derivative Parties agree, and the Judgment will state, that the Derivative Actions were filed, prosecuted and defended in good faith and in accordance with the Federal Rules of Civil Procedure, including Rule 11 of the Federal Rules of Civil Procedure, and applicable Colorado law, and are being settled voluntarily after consultation with competent legal counsel.

7.3                                 Neither the Settlement nor the provisions contained in this Stipulation and the MOU, nor any of the negotiations or proceedings connected therewith, nor any act performed or document executed pursuant to or in furtherance of the Settlement or the provisions contained in this Stipulation and the MOU, is or may be deemed to be, or offered or received in evidence as, a presumption, concession, or admission of the validity of any of the Released Claims, or of any fault, liability, omission, or wrongdoing by any of the Released Derivative Parties and/or Spectranetics, in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal except as required to enforce the Settlement.  The Released Derivative Parties may file this Stipulation and/or the Judgment in related litigation as evidence of the Settlement, or in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

7.4                                 No press announcement, press release, or other public statement concerning the Settlement may be made by any of the Settling Derivative Parties without approval from the other Settlement Derivative Parties, except as required by law.  Any such announcement made without such consent shall be grounds for termination of the Settlement.

7.5                                 All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

7.6                                 This Stipulation may be amended or modified only by mutual agreement of the Settling Derivative Parties to be negotiated in good faith, if necessary, to effect the terms of the Settlement, and pursuant to a written instrument signed by or on behalf of all Settling Derivative Parties or their successors-in-interest.

7.7                                 This Stipulation and the Exhibits attached hereto constitute the entire agreement among the parties hereto.  The Settling Derivative Parties expressly warrant that, in entering into this Stipulation, they relied solely upon their own knowledge and investigation, and not upon any promise, representation, warrant, or other statement by any party or any person representing any party to this Stipulation, not expressly contained in this Stipulation or its Exhibits.  Except as otherwise provided herein, each party shall bear its own costs.

7.8                                 This Stipulation is deemed to have been prepared by counsel for the Settling Derivative Parties, as a result of arms’ length negotiations among the Settling Derivative Parties.  Whereas all Settling Derivative Parties have contributed substantially and materially to the preparation of this Stipulation, it shall not be construed more strictly against one Party than another.

7.9                                 This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Derivative Parties and their respective agents, successors, executors, heirs and assigns.

7.10                           Each counsel or other Person executing this Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so.  All orders and agreements entered during the course of the Derivative Actions relative to the confidentiality of information shall survive this Stipulation.

7.11                           This Stipulation may be executed by facsimile and in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  Counsel for the parties to the Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

7.12                           The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all parties hereto and their counsel submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in this Stipulation.

7.13                           The rights and obligations of the parties to this Stipulation, and all disputes arising out of or relating to this Stipulation, shall be governed by, and construed and enforced in accordance with, the substantive laws and procedural rules of the State of Colorado.

IN WITNESS WHEREOF, the parties have hereto caused the Stipulation to be executed, by their duly authorized attorneys, as of September 10, 2010.

/s/ William B. Federman
William B. Federman
FEDERMAN & SHERWOOD
10205 North Pennsylvania Avenue
Oklahoma City, OK 73120
Telephone:	405-235-1560
Facsimile:	405-239-2112
Email: wbf@federmanlaw.com

Lead Counsel for Derivative Plaintiffs

/s/ Bruce G. Vanyo
Bruce G. Vanyo
Richard H. Zelichov
KATTEN MUCHIN ROSENMAN LLP
2029 Century Park East, Suite 2600
Los Angeles, CA 90067-3012
Telephone:	310-788-4400
Facsimile:	310-788-4471
Email: bruce.vanyo@kattenlaw.com
Email: richard.zelichov@kattenlaw.com

Counsel for Nominal Defendant
The Spectranetics Corporation

/s/ Kevin J. Toner
Kevin J. Toner
PATTON BOGGS LLP
1185 Avenue of the Americas
New York, NY 10036
Telephone:	646-557-5100
Facsimile:	646-557-5101
Email: ktoner@pattonboggs.com

Counsel for Defendants Emile J. Geisenheimer, David G. Blackburn, R. John Fletcher, Martin T. Hart, Joseph M. Ruggio, M.D., Guy Childs and Craig M. Walker, M.D.

/s/ Stephen C. Schulte
Stephen C. Schulte
WINSTON & STRAWN LLP
35 WEST WACKER DRIVE
CHICAGO, IL 60601-9703
TELEPHONE:	312.558.5600
FACSIMILE:	312.558.5700

Counsel For Defendant
John G. Schulte